Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES DOWN 10 PERCENT;
COMPARABLE STORE SALES DOWN 10 PERCENT

SAN FRANCISCO - December 4, 2008 - Gap Inc. (NYSE: GPS) today reported net sales of $1.39 billion for the four-week period ended November 29, 2008, which represents a 10 percent decrease compared with net sales of $1.54 billion for the four-week period ended December 1, 2007. The company's comparable store sales for November 2008 were down 10 percent compared with flat comparable store sales in November 2007.

Comparable store sales by division for November 2008 were as follows:

  Gap North America: negative 11 percent versus positive 1 percent last year
  Banana Republic North America: negative 11 percent versus positive 4 percent last year
  Old Navy North America: negative 9 percent versus negative 3 percent last year
  International: negative 6 percent versus positive 1 percent last year

"In anticipation of a challenging holiday season, we made the decision to attract customers with more aggressive offers than last year," said Sabrina Simmons, chief financial officer of Gap Inc. "While this resulted in November merchandise margins below last year, our strategy allowed us to successfully clear through inventory in the month."

Year-to-date net sales were $11.84 billion for the 43 weeks ended November 29, 2008, a decrease of 6 percent compared with net sales of $12.63 billion for the 43 weeks ended December 1, 2007. The company's year-to-date comparable store sales decreased 11 percent compared with a 4 percent decrease last year.

Fiscal Year Earnings Guidance

The company reaffirmed that it expects full year diluted earnings per share for fiscal year 2008 of $1.30 to $1.35 on a GAAP basis, compared with fiscal year 2007 diluted earnings per share of $1.05.

December Sales

The company will report December sales on January 8, 2009.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) a challenging holiday season and (ii) diluted earnings per share for fiscal year 2008.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the company's financial performance or strategies; the highly competitive nature of the company's business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company's credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company's IT systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company's supply chain or operations; the risk that the company's efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company's third party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on the company's reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008. Readers should also consult the company's quarterly report on Form 10-Q for the fiscal quarter ended August 2, 2008.

These forward-looking statements are based on information as of December 4, 2008. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2007 sales were $15.8 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Evan Price

(415) 427-2161

Media Relations:

Kris Marubio

(415) 427-1798